Exhibit 99

SUN VALLEY, CA. — April 5, 2002 — Hawker Pacific Aerospace (Nasdaq: HPAC) said that it was served yesterday with complaints in two purported class-action lawsuits filed by alleged individual shareholders of Hawker.

The complaints, captioned Thomas Turberg v. Hawker Pacific Aerospace, et al. and Lisa Chetkof v. Hawker Pacific Aerospace, et. al. (Case Nos. EC 034170 and EC 034171), were filed in California Superior Court in Los Angeles on April 3, 2002. They name as defendants Hawker, the members of Hawker’s Board of Directors and Lufthansa Technik AG.

In their complaints, which are substantially identical, plaintiffs allege breaches of fiduciary duty to Hawker shareholders in connection with the pending tender offer by LHT Acquisition Corporation, a wholly-owned subsidiary of Lufthansa Technik AG, for all of the outstanding Hawker shares that Lufthansa Technik AG does not already own.

Hawker intends to respond to the complaints. In the meantime, according to Dick Fortner, Hawker’s Chief Executive Officer, “Hawker expects the tender offer for its shares to proceed as planned.” The tender offer is scheduled to expire at 12:00 Midnight, Eastern Time, today, April 5, 2002.

Hawker Pacific Aerospace is a leading provider of landing gear maintenance services. The Company repairs and overhauls aircraft and helicopter landing gear, hydromechanical components, wheels, brakes and braking systems for a diverse international customer base, including major commercial airlines, air cargo operators, domestic government agencies, aircraft leasing companies, aircraft parts distributors and OEMs. The Company’s common stock trades on the NASDAQ National Market® under the symbol HPAC.

For more information, visit Hawker Pacific Aerospace’s web site at www.hawker.com or contact Jim Bennett, CFO, at (818) 765-6201 or investor@hawker.com

This press release contains forward-looking statements within the meaning of the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995, such as statements of the Company’s plans, objectives, expectations and intentions that involve risks and uncertainties that could cause actual results to differ materially from those discussed in such forward-looking statements. The forward-looking statements contained in this document involve risks and uncertainties that may affect the Company’s operations, markets, services, prices and other factors, as more fully discussed elsewhere and in other Company filings with the U.S. Securities and Exchange Commission. These risks and uncertainties include, but are not limited to: economic, legal, governmental, environmental and technological factors, the impact of the september 11 terrorist attacks on the airline industry, the economy and insurance rates; the potential for additional adverse impact from terrorist attacks and/or war; competitive pricing and market conditions, customer concentration, foreign currency risk, and the Company’s continuing ability to acquire adequate and reasonably priced inventory, successfully manage rapid growth, meet increasing requirements for capital, and successfully develop Hawker UK into a profitable operation. There can be no assurance that future developments affecting the Company will be those anticipated by management. Because of the factors listed above, as well as other factors beyond the control of the Company, actual results may differ from those in the forward-looking statements. The Company disclaims any intent or obligation to update or revise any forward-looking information, whether as a result of new information, future developments, or otherwise.